Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 14, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2012 Annual Report to Shareholders, which is incorporated by reference in The Hillshire Brand Company’s Annual Report on Form 10-K for the year ended June 30, 2012. We also consent to the incorporation by reference of our report dated September 14, 2012 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 1, 2012